                                                                    EXHIBIT 1
                                CASH TRANSACTIONS

                            CANADIAN GENERAL CAPITAL
9/30/96   Receipt of Interest on Canadian General Insurance       $2,281,455.31
          Group Limited 9.125% Subordinated Debentures due
          March 31, 2026

9/30/96   Funds disbursed to Holders of Canadian General          $2,281,455.31
          Trust Originated Preferred Securities and Common
          Stock


Dated:    October 14, 1996


                              IBJ SCHRODER BANK & TRUST COMPANY
                                as Administrative Trustee



                              By: /s/ Max Volmar
                                  -----------------------------------------
                                   Max Volmar
                                   Vice President